HALLIBURTON COMPANY
                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three and six months ended June 30, 1997 and 1996, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                                           Three Months                      Six Months
                                                          Ended June 30                    Ended June 30
                                                   -----------------------------    -----------------------------
                                                      1997             1996             1997            1996
                                                   ------------     ------------    -------------    ------------
                                                    Millions of dollars except       Millions of dollars except
                                                          per share data                   per share data

Primary:
  Net income                                       $    101.9       $    71.8       $    184.9       $    117.3

  Average number of common and common share
     equivalents outstanding                            256.0           251.2            255.7            251.1

  Primary net income per share                     $     0.40       $    0.29       $     0.72       $     0.47

-----------------------------------------------------------------------------------------------------------------

Fully Diluted:
  Net income                                       $    101.9       $    71.8       $    184.9       $    117.3

   Adjusted average number of shares outstanding        256.3           251.3            256.3            251.3

   Fully diluted earnings per share                $     0.40       $    0.29       $     0.72       $     0.47

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Rights Agreement could have in the event Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.









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